Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2011 THIRD QUARTER RESULTS

BERKELEY HEIGHTS, NJ – May 12, 2011 – Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure health information exchange, workflow management services and telehealth solutions, today announced financial results for the three and nine month periods ended March 31, 2011.

Selected highlights for the nine month period ended March 31, 2011 include:

•

Added several new projects for Inscrybe® Healthcare and ExpressMD’s Electronic House Call™ telehealth solution, including Kennedy Health System, Ritecare Medical Products, Visiting Nursing Association of Western New York, Chicago VNA, Inc., Lehigh Valley Respiratory Care, Primary Wound Care and a telehealth distribution agreement with Rotech Healthcare Inc. that have been announced.

•	Increased revenues for the quarter and nine month periods over the same periods last year and reduced the loss from continuing operations for the current year periods.

•	Announced a settlement agreement that, if final approval is granted by the court, resolves the shareholder class action suit.

•

Strengthened our balance sheet with the sale of certain non-core assets in July 2010 for net proceeds of approximately $2.35 million and the private placement of the company’s securities in October 2010 for net proceeds of approximately $4.46 million.

Other highlights that have been announced subsequent to March 31, 2011 include the sale of our German subsidiary, a significant contract award for our telehealth products and services from the U.S. Department of Veterans Affairs, and new Inscrybe Healthcare projects for Ameri-Quipt of NC, Superior Oxygen & Medical Supplies and Medical Plus Supplies.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “During the third quarter we made continued progress with each of our core offerings and announced several key events subsequent to the quarter end that demonstrate that we are well positioned for growth with our Inscrybe Healthcare, telehealth, and hospital discharge solutions. Many of these developments, both during the quarter and subsequent to the quarter end, support our vision of providing innovative healthcare technology to enable better care coordination for patients. Our new opportunity with the U.S. Department of Veterans Affairs (VA) was a tremendous success for our company and shareholders alike. Our desire and passion for delivering superior products and services to our veterans has kept us extremely focused over the last few quarters and our efforts have paid off. While this contract is a major coup for our company, our work is not complete and we are building out the infrastructure to meet the demands of the VA.”

“Further, I should also mention the recent wins for our Inscrybe Healthcare solutions, which continue to meet the needs of healthcare providers interested in reducing costs and automating a variety of important workflow processes. We continue to experience increased customer inquiries for our solutions and have been successful in adding a number of new customer projects. We believe that we are making a positive impact in awareness for all of our solutions given these new projects and the rise in inquiries received in recent months.”

Mr. Benjamin concluded, “Authentidate has undergone a number of changes during our fiscal year to date which have enabled us to fund the company as the markets for our products and services continue to develop and to focus the company on the future growth opportunities in these markets. During this time, we have successfully managed expenses and shed non-essential assets and divisions to help finance our operations. We are very excited about the prospects that lie ahead for Authentidate, and believe the company is well positioned for the future.”

Revenues for the three months ended March 31, 2011 from continuing operations were approximately $709,000 compared to $610,000 for the same period last year. These results reflect an increase of approximately 16% in revenues due to increases in transaction volumes and new customer projects. Compared to the second quarter of fiscal 2011, revenues increased approximately 2% reflecting the same trends.

Net loss for the third quarter of fiscal 2011 was approximately $1,621,000, or $0.04 per share, compared to $2,268,000, or $0.06 per share, for the prior year period. The decrease in the net loss for the period reflects higher revenues and lower expenses from our cost management activities. The net loss for 2011 includes income from discontinued operations of approximately $80,000 compared to a loss from discontinued operations of approximately $132,000 for the prior year period.

Revenues for the nine months ended March 31, 2011 from continuing operations were approximately $2,087,000 compared to $1,760,000 for the same period last year. These results reflect the same trends as the third quarter.

Net loss for the nine months ended March 31, 2011 was approximately $10,493,000, or $0.25 per share, compared to $7,200,000, or $0.20 per share, for the prior year period. The net loss for the current period includes a loss from discontinued operations of $5,647,000, or $0.13 per share, including a non-cash loss on disposal of $5,283,000, compared to a loss from discontinued operations of approximately $136,000 for the prior year period. The company initially recorded the estimated loss on disposal in the second quarter of fiscal 2011 as a goodwill impairment charge. The loss from continuing operations for the current period was approximately $4,846,000, or $0.12 per share, compared to $7,064,000, or $0.20 per share, for the prior year period, reflecting the same trends as the third quarter.

As of March 31, 2011, the company’s cash, cash equivalents and marketable securities totaled approximately $2,513,000, working capital for continuing operations was approximately $5,626,000 and deferred revenue was approximately $307,000. Additionally, in April we completed the sale of our German subsidiary and received net proceeds of approximately $1,300,000 from the transaction.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com.

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. and EncounterCare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient healthcare and improved chronic condition outcomes. The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD and Electronic House Call are trademarks of ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

- Financial Tables Follow –

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(Unaudited)

( in thousands, except per share data )	March 31, 2011 (Unaudited)	June 30, 2010
Assets
Current assets
Cash and cash equivalents	$1,533	$276
Restricted cash	256	256
Marketable securities	980	1,079
Accounts receivable, net	450	521
Inventory	4,667	4,589
Prepaid expenses and other current assets	980	665
Assets of discontinued operations	797	694

Total current assets	9,663	8,080
Property and equipment, net	393	520
Other assets
Software development costs, net	886	1,460
Other assets	1,077	1,152
Assets of discontinued operations	1,925	7,332
Assets held for sale	—	2,000

Total assets	$13,944	$20,544

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,073	$4,092
Deferred revenue	167	240
Liabilities of discontinued operations	1,547	1,194

Total current liabilities	4,787	5,526
Long-term deferred revenue	140	140

Total liabilities	4,927	5,666

Commitments and contingencies
Redeemable preferred stock	2,856	—
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding on June 30, 2010	—	3
Common stock, $.001 par value; 75,000 shares authorized, 46,035 and 38,436 issued and outstanding on March 31, 2011 and June 30, 2010, respectively	46	38
Additional paid-in capital	172,445	170,490
Accumulated deficit	(166,203)	(155,518)
Accumulated other comprehensive loss	(127)	(135)

Total shareholders’ equity	6,161	14,878

Total liabilities, redeemable preferred stock and shareholders’ equity	$13,944	$20,544

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2011	2010	2011	2010
Revenues - hosted software services	$709	$610	$2,087	$1,760

Operating expenses
Cost of revenues	438	533	1,456	1,527
Selling, general and administrative	1,470	1,698	4,370	5,369
Product development	213	257	617	792
Depreciation and amortization	289	349	855	872

Total operating expenses	2,410	2,837	7,298	8,560

Operating loss	(1,701)	(2,227)	(5,211)	(6,800)
Other income (expense), net	—	91	365	(264)

Loss from continuing operations	(1,701)	(2,136)	(4,846)	(7,064)
Income (loss) from discontinued operations, including estimated loss on disposal in 2011 of $5,283, net	80	(132)	(5,647)	(136)

Net loss	$(1,621)	$(2,268)	$(10,493)	$(7,200)

Basic and diluted loss per common share
Continuing operations	$(0.04)	$(0.06)	$(0.12)	$(0.20)
Discontinued operations	0.00	(0.00)	(0.13)	(0.00)

Basic and diluted loss per common share	$(0.04)	$(0.06)	$(0.25)	$(0.20)

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